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                                                               Exhibit 99.(d)(x)

                    Addendum to Management Agreement between
                          Lord Abbett Investment Trust
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: DECEMBER 1, 2004 (THE "AGREEMENT")

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Investment Trust (the "Trust"), on behalf of each of its Lord Abbett Core Fixed Income Fund and Lord Abbett Total Return Fund (each a "Fund"), do hereby agree that the annual management fee rate for each Fund with respect to paragraph 2 of the Agreement shall be reduced as follows: 0.45 of 1% of the first $1 billion of the Fund's average daily net assets; 0.40 of 1% of the next $1 billion of such assets; and
0.35 of 1% of such assets in excess of $2 billion.

     In addition, Lord Abbett and the Trust, on behalf of its Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund (the "Fund") do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.40 of 1% of the first $1 billion of the Fund's average daily net assets; 0.35 of 1% of the next $1 billion of such assets; and 0.30 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Trust.


                                     LORD, ABBETT & CO. LLC


                                     BY:  /s/ Paul A. Hilstad
                                          -------------------
                                          Paul A. Hilstad
                                          Member and General Counsel


                                     LORD ABBETT INVESTMENT TRUST


                                     BY:  /s/ Christina T. Simmons
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary